250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

Arrow Reports $13.3 million in Net Income and Diluted EPS of $0.85 in Q1

•Key profitability ratios were strong in the first quarter with return on average assets (ROA) of 1.45% and return on average equity (ROE) of 15.81%.
•First-quarter provision for credit losses was ($648) thousand, due to improving economic forecasts.
•Deposits were $3.5 billion on March 31, 2021, up $218.9 million from the previous quarter.
•Over $70 million of additional Small Business Administration Paycheck Protection Program loans were funded in the first quarter of 2021, with over $210 million from inception of the program.

GLENS FALLS, N.Y. (April 27, 2021) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three-month period ended March 31, 2021. Net income for the first quarter of 2021 was $13.3 million, compared to $8.1 million in the first quarter of 2020. Net interest income increased to $26.2 million in the first quarter of 2021, compared to $23.0 million for the comparable quarter of 2020.

Annualized key profitability ratios remained strong, as measured by a return on average equity (ROE) of 15.81% and a return on average assets (ROA) of 1.45% for the first quarter, compared to 10.66% and 1.03%, respectively, for the prior year quarter.

“Arrow delivered a very strong first quarter. We continue to grow core deposits and provide support for our small business community with another $70 million in Paycheck Protection Program (PPP) loans," said Arrow President and CEO Thomas J. Murphy. “While the COVID-19 pandemic is ongoing, we had a very positive start to 2021 coupled with signs of broader economic improvement. Looking ahead, I believe our business and team are well-positioned to meet the changing needs of our customers and communities."

The following expands on our first quarter financial results:

COVID-19 Response: In the first quarter, Arrow's banking and insurance locations temporarily paused walk-in access to lobbies in response to a rise in community COVID-19 cases. Full access was restored in mid-March and we continue to use safety measures such as required face coverings, social distancing and personal protective equipment, including shields and hand sanitizing stations, along with frequent cleanings.

Also in the first quarter, Arrow reopened its PPP online portal for a new round of funding and saw continued demand from our customers. As of March 31, 2021, we had originated more than $212.8 million in PPP loans for more than 1,600 small businesses, $70.1 million of which occurred in the first quarter of 2021.

Arrow continues to monitor the impact of the pandemic on our business and closely watch local COVID-19 levels. Currently, remote work is encouraged whenever feasible for our employees, work-related travel remains paused and in-person meetings have been minimized.

Finally, Arrow is proud to share that its two banks were recently recognized as "Top Pandemic Performers" in a Rivel Banking Benchmark study of the Northeastern United States. Glens Falls National Bank ranked eighth in the state and Saratoga National Bank was in the top 25 based on customer feedback about 2020 pandemic performance.

Loan Growth: Total loans reached $2.6 billion as of March 31, 2021. Loan growth for the first quarter of 2021 was $44.2 million and increased $225.1 million, or 9.3%, from March 31, 2020. Total outstanding commercial loans increased $196.8 million, or 29.2%, as compared to March 31, 2020. The increase in commercial loans includes $162.8 million in outstanding PPP loans. The consumer loan portfolio grew by $36.5 million, or 4.4%, as compared to March 31, 2020, primarily within the indirect automobile lending program. Total outstanding residential real estate loans, net of approximately $28.8 million of loans sold, decreased $14.9 million for the first quarter of 2021. Residential real estate loans decreased $8.2 million, or 0.9%, as compared to March 31, 2020.

Deposit Growth: At March 31, 2021, deposit balances reached $3.5 billion. Deposit growth for the first quarter of 2021 was $218.9 million and increased $642.6 million, or 22.9%, from the prior-year level. Noninterest-bearing deposits represented 21.8% of total deposits at March 31, 2021, compared to 17.4% of total deposits at March 31, 2020. At March 31, 2021, other time deposits were $145.8 million, a decrease of $100.1 million compared to the prior year. Municipal deposits increased $119.5 million, or 15.0% from March 31, 2020.

Net Interest Income: Net interest income for the first quarter increased to $26.2 million, up 13.7% from $23.0 million in the comparable quarter of 2020. Loan growth generated $25.2 million in interest and fees on loans for the first quarter of 2021, an increase of 1.3% from the $24.9 million from the quarter ending March 31, 2020. Interest and fees related to PPP loans produced $1.3 million in revenue in the first quarter of 2021. Interest expense for the first quarter of 2021 was $1.5 million, a decrease of $3.7 million, or 70.5%, from the $5.2 million in expense for the comparable quarter ending March 31, 2020. The net interest margin was 2.99% for the quarter, compared to 3.05% for the first quarter of 2020. The decrease in net interest margin from the prior year was due to a variety of factors, including lower interest rates and increased cash balances.

Noninterest Income: Noninterest income for the three months ended March 31, 2021 was $8.6 million, compared to $7.7 million in the comparable 2020 quarter. Favorable market conditions contributed to the net gain on the sale of loans of $1.4 million for the first quarter of 2021, an increase from $213 thousand for the comparable prior year quarter. In addition, income from fiduciary activities and fees for other services for the three months ended March 31, 2021 increased over the comparable quarter of 2020. Other operating income decreased in the first quarter of 2021 as compared to the first quarter of 2020 as a result of several factors, including the reduction of income related to interest rate swap agreements and the net difference of gains and losses from the sale of other real estate owned and fixed assets; partially offset by an increase in income related to bank-owned life insurance.

Noninterest Expense: Noninterest expense for the first quarter of 2021 increased 5.2% to $18.7 million, from $17.8 million for the first quarter of 2020. The largest component of noninterest expense is salaries and benefits paid to our employees, which totaled $11.1 million for the first quarter of 2021.

Provision for Income Taxes: The provision for income taxes was $3.5 million for the first quarter of 2021, compared to $2.0 million for the same quarter of 2020. The effective income tax rates for the three- month periods ended March 31, 2021 and 2020 were 20.6% and 20.1%, respectively.

Asset Quality: Asset quality remained solid at March 31, 2021, as evidenced by low levels of nonperforming assets and charge-offs. Net loan losses, expressed as an annualized percentage of average loans outstanding, were 0.07% for the three-month period ended March 31, 2021, an increase from 0.05% for the three-month period ended March 31, 2020. Nonperforming loans at March 31, 2021, were $8.4 million, up $2.9 million from the year-over-year level at March 31, 2020. Nonperforming assets of $8.7 million at March 31, 2021 represented 0.22% of period-end assets, an increase from 0.20% at March 31, 2020.

Arrow adopted the Current Expected Credit Losses (CECL) methodology effective January 1, 2021. Arrow recorded a net increase to retained earnings of $120 thousand upon adoption of the new accounting standard. The transition adjustment at January 1, 2021 included a $1.30 million decrease in the allowance for credit losses on loans, and a $1.14 million establishment of an allowance for estimated credit losses on off-balance sheet credit exposures, net of the corresponding $41 thousand increase in deferred tax liabilities. For the first quarter of 2021, the provision for credit losses was ($648) thousand reflecting improving economic forecasts. The allowance for loan losses was $26.8 million on March 31, 2021, which represented 1.02% of loans outstanding, as compared to 0.98% on March 31, 2020.

Liquidity: As of March 31, 2021, Arrow’s liquidity position was strong. Deposit growth for the first quarter of 2021 was $218.9 million and interest-bearing cash balances at March 31, 2021 were $406.6 million. Arrow continues to be positioned to address any unexpected volatility, which may affect cash flow and deposit balances. At March 31, 2021, contingent collateralized lines of credit were in place and available through the Federal Home Loan Bank of New York and Federal Reserve Bank (Fed), totaling $1.4 billion. Arrow has additional liquidity options currently available, including access to unsecured lines of credit such as Fed funds and brokered markets.

Capital: Total stockholders’ equity was $342.4 million on March 31, 2021, up $33.0 million, or 10.7%, from March 31, 2020. Arrow's regulatory capital ratios remained strong in the first quarter of 2021. As of March 31, 2021, Arrow's Common Equity Tier 1 Capital Ratio was 13.56% and Total Risk-Based Capital Ratio was 15.49%. The capital ratios of Arrow and both its subsidiary banks continued to significantly exceed the “well capitalized” regulatory standards.

Cash and Stock Dividends: On March 15, 2021, Arrow distributed a cash dividend of $0.26 per share. The cash dividend was 3% higher than the cash dividend paid by Arrow in the first quarter of 2020 when adjusted for the 3% stock dividend distributed on September 25, 2020.

Industry Recognition: Both of Arrow's banking subsidiaries, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, continue to hold BauerFinancial, Inc. 5-Star Superior Bank ratings.
_________

About Arrow: Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include Upstate Agency, LLC and North Country Investment Advisers, Inc.

Non-GAAP Financial Measures Reconciliation: In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income, tax-equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by Arrow from time to time are useful in evaluating Arrow's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

Safe Harbor Statement: The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations,

estimates and projections about the future, including, in particular, statements regarding the uncertainty surrounding the COVID-19 pandemic. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. Arrow undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with Arrow's Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended March 31
	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$25,183	$24,874
Interest on Deposits at Banks	85	124
Interest and Dividends on Investment Securities:
Fully Taxable	1,506	2,193
Exempt from Federal Taxes	920	1,035
Total Interest and Dividend Income	27,694	28,226
INTEREST EXPENSE
Interest-Bearing Checking Accounts	219	487
Savings Deposits	565	2,471
Time Deposits over $250,000	120	533
Other Time Deposits	222	1,000
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	2	22
Federal Home Loan Bank Advances	193	429
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	169	228
Interest on Financing Leases	49	50
Total Interest Expense	1,539	5,220
NET INTEREST INCOME	26,155	23,006
Provision for Credit Losses	(648)	2,772
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	26,803	20,234
NONINTEREST INCOME
Income From Fiduciary Activities	2,378	2,213
Fees for Other Services to Customers	2,609	2,451
Insurance Commissions	1,640	1,632
Net Gain (Loss) on Securities	160	(374)
Net Gain on Sales of Loans	1,415	213
Other Operating Income	406	1,559
Total Noninterest Income	8,608	7,694
NONINTEREST EXPENSE
Salaries and Employee Benefits	11,138	10,383
Occupancy Expenses, Net	1,593	1,449
Technology and Equipment Expense	3,459	3,352
FDIC Assessments	270	219
Other Operating Expense	2,218	2,351
Total Noninterest Expense	18,678	17,754
INCOME BEFORE PROVISION FOR INCOME TAXES	16,733	10,174
Provision for Income Taxes	3,453	2,047
NET INCOME	$13,280	$8,127
Average Shares Outstanding [1]:
Basic	15,528	15,446
Diluted	15,563	15,476
Per Common Share:
Basic Earnings	$0.86	$0.53
Diluted Earnings	0.85	0.53
[1] 2020 Share and Per Share Amounts have been restated for the September 25, 2020, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts - Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
ASSETS
Cash and Due From Banks	$45,602	$42,116	$32,525
Interest-Bearing Deposits at Banks	406,605	338,875	106,004
Investment Securities:
Available-for-Sale at Fair Value	464,089	365,287	378,186
Held-to-Maturity (Approximate Fair Value of $221,360 at March 31, 2021; $226,576 at December 31, 2020; and $242,804 at March 31, 2020)	214,561	218,405	238,520
Equity Securities	1,796	1,636	1,689
FHLB and Federal Reserve Bank Stock	5,360	5,349	5,379
Loans	2,639,243	2,595,030	2,414,193
Allowance for Credit Losses	(26,840)	(29,232)	(23,637)
Net Loans	2,612,403	2,565,798	2,390,556
Premises and Equipment, Net	43,057	42,612	40,987
Goodwill	21,873	21,873	21,873
Other Intangible Assets, Net	2,049	1,950	1,640
Other Assets	86,316	84,735	73,973
Total Assets	$3,903,711	$3,688,636	$3,291,332
LIABILITIES
Noninterest-Bearing Deposits	751,884	701,341	489,151
Interest-Bearing Checking Accounts	992,486	832,434	793,425
Savings Deposits	1,463,229	1,423,358	1,146,683
Time Deposits over $250,000	100,212	123,622	135,854
Other Time Deposits	145,777	153,971	245,892
Total Deposits	3,453,588	3,234,726	2,811,005
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	6,795	17,486	57,909
Federal Home Loan Bank Term Advances	45,000	45,000	50,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Finance Leases	5,205	5,217	5,249
Other Liabilities	30,710	31,815	37,771
Total Liabilities	3,561,298	3,354,244	2,981,934
STOCKHOLDERS’ EQUITY
Preferred Stock, $1 Par Value and 1,000,000 Shares Authorized at March 31, 2021, December 31, 2020 and March 31, 2020	—	—	—
Common Stock, $1 Par Value; 30,000,000 Shares Authorized (20,194,474 Shares Issued at March 31, 2021 and December 31, 2020 and 19,606,449 at March 31, 2020)	20,194	20,194	19,606
Additional Paid-in Capital	354,358	353,662	336,021
Retained Earnings	51,263	41,899	37,441
Accumulated Other Comprehensive Loss	(3,096)	(816)	(2,412)
Treasury Stock, at Cost (4,651,719 Shares at March 31, 2021; 4,678,736 Shares at December 31, 2020 and 4,624,348 Shares at March 31, 2020)	(80,306)	(80,547)	(81,258)
Total Stockholders’ Equity	342,413	334,392	309,398
Total Liabilities and Stockholders’ Equity	$3,903,711	$3,688,636	$3,291,332

Arrow Financial Corporation
Selected Quarterly Information
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Net Income	$13,280	$12,495	$11,046	$9,159	$8,127
Transactions in Net Income (Net of Tax):
Net Changes in Fair Value of Equity Investments	119	66	(53)	(80)	(279)

Share and Per Share Data:[1]
Period End Shares Outstanding	15,543	15,516	15,489	15,461	15,432
Basic Average Shares Outstanding	15,528	15,499	15,472	15,441	15,446
Diluted Average Shares Outstanding	15,563	15,515	15,481	15,448	15,476
Basic Earnings Per Share	$0.86	$0.81	$0.71	$0.59	$0.53
Diluted Earnings Per Share	0.85	0.81	0.71	0.59	0.53
Cash Dividend Per Share	0.260	0.260	0.252	0.252	0.252

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$334,155	$349,430	$242,928	$155,931	$32,787
Investment Securities	593,822	590,151	592,457	607,094	603,748
Loans	2,618,362	2,610,834	2,582,253	2,518,198	2,394,346
Deposits	3,254,815	3,256,238	3,082,499	2,952,432	2,670,009
Other Borrowed Funds	82,659	95,047	136,117	129,383	170,987
Shareholders' Equity	340,708	331,899	324,269	316,380	306,527
Total Assets	3,712,020	3,721,954	3,583,322	3,437,155	3,180,857
Return on Average Assets, annualized	1.45%	1.34%	1.23%	1.07%	1.03%
Return on Average Equity, annualized	15.81%	14.98%	13.55%	11.64%	10.66%
Return on Average Tangible Equity, annualized [2]	17.00%	16.13%	14.61%	12.58%	11.55%
Average Earning Assets	$3,546,339	$3,550,415	$3,417,638	$3,281,223	$3,030,881
Average Paying Liabilities	2,639,240	2,674,795	2,545,435	2,457,690	2,362,515
Interest Income	27,694	28,372	27,296	28,002	28,226
Tax-Equivalent Adjustment [3]	235	251	284	281	288
Interest Income, Tax-Equivalent [3]	27,929	28,623	27,580	28,283	28,514
Interest Expense	1,539	1,918	2,396	3,160	5,220
Net Interest Income	26,155	26,454	24,900	24,842	23,006
Net Interest Income, Tax-Equivalent [3]	26,390	26,705	25,184	25,123	23,294
Net Interest Margin, annualized	2.99%	2.96%	2.90%	3.05%	3.05%
Net Interest Margin, Tax-Equivalent, annualized [3]	3.02%	2.99%	2.93%	3.08%	3.09%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$18,678	$18,192	$17,487	$17,245	$17,754
Less: Intangible Asset Amortization	54	56	56	57	58
Net Noninterest Expense	$18,624	$18,136	$17,431	$17,188	$17,696
Net Interest Income, Tax-Equivalent	$26,390	$26,705	$25,184	$25,123	$23,294
Noninterest Income	8,608	9,103	8,697	7,164	7,694
Less: Net Gain (Loss) on Securities	160	88	(72)	(106)	(374)
Net Gross Income	$34,838	$35,720	$33,953	$32,393	$31,362
Efficiency Ratio	53.46%	50.77%	51.34%	53.06%	56.42%

Period-End Capital Information:
Total Stockholders' Equity (i.e. Book Value)	$342,413	$334,392	$325,660	$317,687	$309,398
Book Value per Share [1]	22.03	21.55	21.02	20.55	20.05
Goodwill and Other Intangible Assets, net	23,922	23,823	23,662	23,535	23,513
Tangible Book Value per Share [1,2]	20.49	20.02	19.50	19.03	18.53

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.37%	9.07%	9.17%	9.32%	9.87%
Common Equity Tier 1 Capital Ratio	13.56%	13.39%	13.20%	13.07%	12.84%
Tier 1 Risk-Based Capital Ratio	14.39%	14.24%	14.06%	13.94%	13.72%
Total Risk-Based Capital Ratio	15.49%	15.48%	15.28%	15.10%	14.76%

Assets Under Trust Admin. & Investment Mgmt.	$1,725,754	$1,659,029	$1,537,128	$1,502,866	$1,342,531

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 25, 2020, 3% stock dividend.

2.	Non-GAAP Financial Measures Reconciliation: Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity. These are non-GAAP financial measures which Arrow believes provides investors with information that is useful in understanding its financial performance.
		3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
	Total Stockholders' Equity (GAAP)	$342,413	$334,392	$325,660	$317,687	$309,398
	Less: Goodwill and Other Intangible assets, net	23,922	23,823	23,662	23,535	23,513
	Tangible Equity (Non-GAAP)	$318,491	$310,569	$301,998	$294,152	$285,885

	Period End Shares Outstanding	15,543	15,516	15,489	15,461	15,432
	Tangible Book Value per Share (Non-GAAP)	$20.49	$20.02	$19.50	$19.03	$18.53
	Net Income	13,280	12,495	11,046	9,159	8,127
	Return on Average Tangible Equity (Net Income/Tangible Equity - Annualized)	17.00%	16.13%	14.61%	12.58%	11.55%

3.	Non-GAAP Financial Measures Reconciliation: Net Interest Margin, Tax-Equivalent is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which Arrow believes provides investors with information that is useful in understanding its financial performance.

		3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
	Interest Income (GAAP)	$27,694	$28,372	$27,296	$28,002	$28,226
	Add: Tax-Equivalent adjustment (Non-GAAP)	235	251	284	281	288
	Interest Income - Tax Equivalent (Non-GAAP)	$27,929	$28,623	$27,580	$28,283	$28,514
	Net Interest Income (GAAP)	$26,155	$26,454	$24,900	$24,842	$23,006
	Add: Tax-Equivalent adjustment (Non-GAAP)	235	251	284	281	288
	Net Interest Income - Tax Equivalent (Non-GAAP)	$26,390	$26,705	$25,184	$25,123	$23,294
	Average Earning Assets	$3,546,339	$3,550,415	$3,417,638	$3,281,223	$3,030,881
	Net Interest Margin (Non-GAAP)*	3.02%	2.99%	2.93%	3.08%	3.09%

4.	Non-GAAP Financial Measures: Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. Arrow believes the efficiency ratio provides investors with information that is useful in understanding its financial performance. Arrow defines efficiency ratio as the ratio of noninterest expense to net gross income (which equals tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The CET1 ratio at March 31, 2021 listed in the tables (i.e., 13.56%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
	Total Risk Weighted Assets	$2,404,456	$2,357,094	$2,321,637	$2,283,430	$2,275,902
	Common Equity Tier 1 Capital	326,039	315,696	306,356	298,362	292,165
	Common Equity Tier 1 Ratio	13.56%	13.39%	13.20%	13.07%	12.84%

     * Quarterly ratios have been annualized

Arrow Financial Corporation
Consolidated Financial Information
(Dollars in Thousands - Unaudited)

Quarter Ended:	3/31/2021	12/31/2020	3/31/2020
Loan Portfolio
Commercial Loans	$288,551	$240,554	$147,100
Commercial Real Estate Loans	581,507	571,787	526,130
Subtotal Commercial Loan Portfolio	870,058	812,341	673,230
Consumer Loans	861,171	859,768	824,709
Residential Real Estate Loans	908,014	922,921	916,254
Total Loans	$2,639,243	$2,595,030	$2,414,193
Allowance for Credit Losses
Allowance for Credit Losses, Beginning of Quarter	$29,232	$28,446	$21,187
Impact of the Adoption of ASU 2016-13	(1,300)	—	—
Loans Charged-off	(633)	(630)	(481)
Less Recoveries of Loans Previously Charged-off	189	179	159
Net Loans Charged-off	(444)	(451)	(322)
Provision for Credit Losses	(648)	1,237	2,772
Allowance for Credit Losses, End of Quarter	$26,840	$29,232	$23,637
Nonperforming Assets
Nonaccrual Loans	$8,087	$6,033	$4,943
Loans Past Due 90 or More Days and Accruing	242	228	437
Loans Restructured and in Compliance with Modified Terms	97	145	136
Total Nonperforming Loans	8,426	6,406	5,516
Repossessed Assets	242	155	160
Other Real Estate Owned	—	—	782
Total Nonperforming Assets	$8,668	$6,561	$6,458

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.07%	0.07%	0.05%
Provision for Credit Losses to Average Loans, Quarter-to-date Annualized	(0.10)%	0.19%	0.47%
Allowance for Credit Losses to Period-End Loans	1.02%	1.13%	0.98%
Allowance for Credit Losses to Period-End Nonperforming Loans	318.54%	456.32%	428.52%
Nonperforming Loans to Period-End Loans	0.32%	0.25%	0.23%
Nonperforming Assets to Period-End Assets	0.22%	0.18%	0.20%